Exhibit 99.1

Silk Road Medical Reports Fourth Quarter and Full Year 2022 Financial Results and

Provides 2023 Financial Outlook

SUNNYVALE, Calif., Feb. 28, 2023 (GLOBE NEWSWIRE) -- Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months and full year ended December 31, 2022.

“Our fourth quarter closes the books on a remarkable year for Silk Road Medical,” said Erica Rogers, President and Chief Executive Officer. “We are well positioned to drive strong growth and category leadership while building upon the operating leverage we began to see in 2022.”

Fourth Quarter 2022 Financial Results
Revenue for the fourth quarter of 2022 was $40.1 million, an increase of $11.8 million or 42%, compared to the fourth quarter of 2021. Growth was driven primarily by increased TCAR adoption.

Gross profit for the fourth quarter of 2022 was $29.1 million compared to $21.0 million for the fourth quarter of 2021. Gross margin for the fourth quarter of 2022 declined to 73% compared to 74% for the fourth quarter of 2021, due to higher manufacturing costs associated with labor and materials and maintaining two manufacturing facilities.

Operating expenses were $41.7 million for the fourth quarter of 2022, compared to $35.1 million in the comparable prior year period, which represents an increase of 19% compared to the fourth quarter of 2021.  The increase was primarily driven by increased headcount in the company’s commercial and R&D organizations, along with continued investments in new and ongoing R&D programs.

Net loss was $12.6 million in the fourth quarter of 2022, or a loss of $0.34 per share, as compared to a loss of $14.7 million, or $0.42 per share, in the corresponding period of the prior year.

Full Year 2022 Financial Results
Revenue for the full year 2022 was $138.6 million, an increase of $37.2 million or 37%, compared to 2021. The increase was driven primarily by increased TCAR adoption.

Gross profit for the full year 2022 was $100.8 million compared to $76.0 million for 2021. Gross margin for the full year 2022 decreased to 73% compared to 75% in 2021. The decrease in gross margin was driven primarily by increased manufacturing and overhead costs associated with bringing online a second manufacturing facility, as well as unfavorable production variances due to impacts from COVID-19 in the first quarter of 2022.

Operating expenses were $152.8 million for the full year 2022, compared to $123.5 million in the corresponding prior year period, which represents an increase of 24%. The increase was primarily driven by new and ongoing R&D programs, growth in personnel and continued commercialization initiatives, as well as the resumption of travel, tradeshow, and other expenses.

Net loss was $55.0 million in the full year 2022, or a loss of $1.54 per share, as compared to a loss of $49.8 million, or $1.44 per share, in the prior year.

Cash, cash equivalents and short-term investments were $213.7 million as of December 31, 2022.

2023 Financial Guidance
Silk Road Medical projects revenue for the full year 2023 to range from $176 million to $184 million.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Tuesday, February 28, 2023, to discuss its fourth quarter and full year 2022 financial results. Those interested in listening to the conference call should register online using this link. Participants are encouraged to register more than 15 minutes before the start of the call. A live and replay version of the webcast will be available at https://investors.silkroadmed.com.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, and Plymouth, Minnesota, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995, including Silk Road Medical’s financial guidance and statements related to the strength of its business and ability to achieve growth. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “can,” “may,” “believe,” “could,” “continue,” “outlook,” “guidance,” “future,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause Silk Road Medical’s actual results to be materially different than those expressed in or implied by Silk Road Medical’s forward-looking statements. For Silk Road Medical, such risks and uncertainties include, among others, future operating results and financial performance; the ability to obtain an adequate supply of materials and components from its third-party suppliers; product development plans and the ability to commercialize new products in a timely manner; plans to conduct further clinical trials; the ability to obtain additional indications or new regulatory approvals or clearances for its products; use of its products by physicians; the ability to grow its commercialization infrastructure; the effect of economic conditions and COVID-19 or similar pandemics on its business; government and third-party payer coverage and reimbursement; success in retaining and recruiting key personnel; and the ability to obtain and maintain intellectual property protection for its products. More detailed information on these and other factors that could affect Silk Road Medical’s actual results are described in its filings with the U.S. Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2022. Silk Road Medical undertakes no obligation to update its forward-looking statements.

Investor Contact:

Lynn Lewis or Marissa Bych

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$40,070	$28,265	$138,638	$101,475
Cost of goods sold	10,979	7,233	37,876	25,446
Gross profit	29,091	21,032	100,762	76,029
Operating expenses:
Research and development	9,200	7,499	36,449	27,110
Selling, general and administrative	32,521	27,595	116,317	96,387
Total operating expenses	41,721	35,094	152,766	123,497
Loss from operations	(12,630)	(14,062)	(52,004)	(47,468)
Interest income	1,776	15	2,527	198
Interest expense	(1,732)	(634)	(5,098)	(2,518)
Loss on debt extinguishment	—	—	(245)	—
Other income (expense), net	(28)	(12)	(190)	(23)

Net loss	(12,614)	(14,693)	(55,010)	(49,811)

Other comprehensive income (loss):
Change in unrealized gain (loss) on investments, net	25	(1)	(166)	(39)
Net change in other comprehensive income (loss)	25	(1)	(166)	(39)

Net loss and comprehensive loss	$(12,589)	$(14,694)	$(55,176)	$(49,850)

Net loss per share, basic and diluted	$(0.34)	$(0.42)	$(1.54)	$(1.44)

Weighted average common shares used to compute net loss per share, basic and diluted	37,609,019	34,927,283	35,775,672	34,635,358

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$55,358	$110,231
Short-term investments	158,316	—
Accounts receivable, net	18,007	11,832
Inventories	19,293	17,851
Prepaid expenses and other current assets	3,924	3,412
Total current assets	254,898	143,326
Property and equipment, net	9,372	7,697
Restricted cash	155	232
Other non-current assets	5,260	5,370
Total assets	$269,685	$156,625
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,523	$2,379
Accrued liabilities	21,965	19,802
Short-term debt	—	3,905
Total current liabilities	24,488	26,086
Long-term debt	74,596	44,786
Other liabilities	6,726	6,513
Total liabilities	105,810	77,385

Stockholders' equity:
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	38	35
Additional paid-in capital	507,715	367,907
Accumulated other comprehensive income (loss)	(166)	—
Accumulated deficit	(343,712)	(288,702)
Total stockholders' equity	163,875	79,240
Total liabilities and stockholders' equity	$269,685	$156,625